CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Given Imaging Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-145474, 333-134739, 333-118473, 333-107630, 333-73732 and 333-161506) on Form S-8 of Given Imaging Ltd. (the “Company”) of our report dated March 25, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and non-controlling interests and cash flows for each of the years in the three year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of the Company.

Our report refers to the adoption by the Company of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, included in ASC Subtopic 740-10, Income Taxes – Overall and FASB Statement No. 157, “Fair Value Measurements”, included in ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, effective January 1, 2007 and 2009, respectively.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel-Aviv, Israel
March 26, 2010